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Exhibit 10.18

RESTRICTED STOCK AGREEMENT

        This Restricted Stock Agreement is entered into by and between Taliera Corporation, a Delaware corporation (the "Company"), and Eric D. Todd, a member of the Company's Board of Directors (the "Director"), effective as of October 24, 2006.

Background

        The Company desires to provide incentives to recognize and reward the Director, whose performance, contributions, and skills will be critical to the Company's success, by aligning his interests with those of the Company's shareholders. As a result, the Company has agreed to grant the Director restricted shares of unregistered common stock of Company, subject to the terms and conditions provided in this Restricted Stock Agreement.

        In consideration of the premises, the Company and the Director agree as follows:

Agreement

        1.    Grant.    The Company grants the Director certain shares of unregistered common stock of the Company, which shares ("Restricted Shares") shall be subject to the restrictions specified in this Restricted Stock Agreement. Except as otherwise provided herein, the Company hereby grants to the Director 18,750 whole Restricted Shares with a fair market value ("Value") equal to $0.013745 per Restricted Share of the Company's unregistered common stock.

        2.    Closing.    The transfer of the Restricted Shares (the "Closing") shall occur simultaneously with the execution of this Agreement. Concurrently with the execution of this Agreement, (i) the Company shall deliver to the Director a certificate, registered in the Director's name, representing the Restricted Shares, and (ii) the Director shall deliver to the Company a duly executed (A) stock power, endorsed in blank, relating to the Restricted Shares, and (B) a duly signed election under Internal Revenue Code Section 83(b), with respect to the grant of the Restricted Shares, provided that the Director intends to make such an election at the Closing.

        3.    Custody.    The Director understands that, although the certificates representing the Restricted Shares shall be registered in the Director's name, all such certificates (other than for Restricted Shares that have vested) shall be deposited, together with the stock power executed by the Director, in proper form for transfer, with the Company. The Company is hereby authorized to effectuate the transfer into its name of all certificates representing the Restricted Shares that are forfeited to the Company pursuant to paragraph 5 of this Restricted Stock Agreement. As of the vesting date of any Restricted Shares, the Company shall, subject to any applicable securities law restrictions, deliver to the Director or his personal representative, the certificates representing such vested shares.

        4.    Nontransferability of Restricted Shares.    Until such time as the Restricted Shares become vested, the Director shall not have any right to sell, transfer, pledge, hypothecate, or otherwise dispose of the Restricted Shares. The Director represents and warrants to the Company that he shall not sell, transfer, pledge, hypothecate, or otherwise dispose of the Restricted Shares in violation of applicable securities laws or the provisions of this Restricted Stock Agreement. Except as expressly provided in this Restricted Stock Agreement, all non-vested Restricted Shares shall be forfeited upon the Director's termination of service as a member of the Board of Directors of the Company.

        5.    Vesting.    The Restricted Shares granted under this Restricted Stock Agreement shall vest and become nonforfeitable as follows: Except as otherwise provided herein, the grant of Restricted Shares shall vest at the rate of 33% per year as of the anniversary of the Grant Date; provided that the Director is a member of the Board of Directors of the Company on such anniversary. In other words, Restricted Shares granted on the Grant Date shall become 1/3 vested on October 24, 2007, 2/3 vested on October 24, 2008, and 100% vested on October 24, 2009 (assuming that the Director is a member of the Board of Directors of the Company on such vesting date).

        6.    Forfeiture.    In the event that the Director should cease being a member of the Board of Directors of the Company for any reason prior to becoming 100% vested in the Restricted Shares, all Restricted Shares granted to the Director shall not further vest and the unvested portion of the Restricted Shares shall be immediately forfeited (effective as of the date of such termination of service with the Board of Directors) and the Director shall cease to have any rights with respect to the unvested portion of the Restricted Shares.

        7.    Voting and Other Rights.    The Director shall have all of the rights and status as a stockholder of the Company with respect to the Restricted Shares, including the right to vote any and all Restricted Shares granted to him under this Restricted Stock Agreement and to receive dividends or other distributions thereon, regardless of whether such Restricted Shares are vested, until the earlier of the date on which such Restricted Shares shall be forfeited as provided herein or the date on which the Director ceases to own such shares. The Director understands that the grant of Restricted Shares to him under this Agreement does not confer upon him any right to continue as a director of the Company.

        8.    Investment Representations.    The Director represents and warrants to the Company that he is acquiring the Restricted Shares for his own account for investment and not with a view to or for resale in connection with any distribution of the Restricted Shares and that he has no present intention of distributing or reselling the Restricted Shares. The Director acknowledges that the certificate or certificates representing the Restricted Shares shall bear an appropriate legend relating to restrictions on transfer.

        9.    Adjustments for Changes in Capitalization of the Company.    In the event of any change in the outstanding shares of common stock of the Company prior to the lapsing of the restrictions associated with the Restricted Shares by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, or any change in the corporate structure of the Company or in the shares of common stock, the number and class of the Restricted Shares shall be appropriately adjusted by the Company, in its sole discretion, whose determination shall be conclusive.

        10.    Securities Laws.    The Director understands that applicable securities laws may restrict the right of the Director to dispose of any Restricted Shares which the Director may acquire hereunder and govern the manner in which such Restricted Shares may be sold. The Director shall not offer, sell or otherwise dispose of any of the Restricted Shares in any manner which would (a) require the Company to file any registration statement with the Securities Exchange Commission (the "SEC"), (b) require the Company to amend or supplement any registration statement which the Company may at any time have on file with the SEC, or (c) violate the 1933 Act or any other state or federal law.

        11.    Withholding Taxes.    If the grant or other transfer of the Restricted Shares, or the vesting of the Restricted Shares, results in taxable compensation income to the Director, the Director hereby authorizes the Company to collect any withholding taxes from the Director by lump sum payroll deduction or, if that is not possible, the Director agrees to make direct payment of the applicable taxes to the Company.

        12.    Integration.    This Restricted Stock Agreement supersedes any and all prior and/or contemporaneous agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof. Each party to this Restricted Stock Agreement acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, which are not embodied herein, and that no prior and/or contemporaneous agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Restricted Stock Agreement shall be valid or binding on either party.

        13.    Successors.    This Agreement shall be binding upon and inure to the benefit of any successor of the Company and any successors, assigns or estate of the Director, including his executors, administrators and trustees.

        14.    Amendment.    No provision of this Restricted Stock Agreement may be modified, waived or discharged unless such waiver, modification or discharge is in writing and signed by the party against whom such modification, waiver or discharge is sought to be enforced.

        15.    Governing Law.    The validity, interpretation, construction and performance of this Restricted Stock Agreement will be governed by and construed in accordance with the substantive laws of the State of Indiana, without giving effect to the principles of conflict of laws of such State. To the extent that this Restricted Stock Agreement is considered deferred compensation and subject to Internal Revenue Code Section 409A and the guidance thereunder, it shall be construed accordingly. In such event, any provision of this Restricted Stock Agreement that does not comply with Section 409A and the guidance thereunder shall be null and void.

        16.    Binding Agreement.    By signing below, the Company and the Director agree to be bound by the terms and conditions of this Restricted Stock Agreement.

        IN WITNESS WHEREOF, the Company and the Director have executed this Restricted Stock Agreement, effective as of the date specified in the first paragraph hereof.

TALIERA CORPORATION
/s/ ERIC D. TODD Eric D. Todd	By:	/s/ J. SMOKE WALLIN J. Smoke Wallin, President and CEO
October 24, 2006		October 24, 2006

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RESTRICTED STOCK AGREEMENT
Background
Agreement